Exhibit 5.1
Noerr Partnerschaftsgesellschaft mbB / Börsenstraße 1 / 60313 Frankfurt am Main
Jumia Technologies AG
Skalitzer Straße 104
10997 Berlin
Federal Republic of Germany
Dr. Julian Schulze De la Cruz
Rechtsanwalt

Noerr
Partnerschaftsgesellschaft mbB
Rechtsanwälte Steuerberater Wirtschaftsprüfer
Börsenstraße 1
60313 Frankfurt am Main
Germany
noerr.com
Assistant    Carolin Herrmann
T +49 69 971477231 (ext.)
T +49 69 9714770
F +49 69 971477100
Julian.SchulzeDelaCruz@noerr.com

Our Ref: F-0674-2023
JSCH/CHE

Noerr Partnerschaftsgesellschaft mbB has its registered office in Munich, Germany, and is entered in the partnership register of the Local Court in Munich, Germany (Amtsgericht Muenchen) under no. PR 512.
For further information, please refer to noerr.com. For information on data protection at Noerr, please refer to noerr.com/data-protection.
Further details overleaf
Frankfurt am Main, August 15, 2023

Dear Sir or Madam,
We are acting as German counsel to Jumia Technologies AG, Berlin, ("Company") a stock corporation organized under the laws of the Federal Republic of Germany ("Germany"), as to matters of German law in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) on August 15, 2023. The purpose of the Registration Statement is to register under the Securities Act of 1933, as amended ("Securities Act"), 6,500,000 ordinary shares with no-par value, which, upon a potential future conversion into American Depositary Shares evidenced by American depositary receipts ("ADSs"), will represent 3,250,000 ADSs, each representing an ownership interest in two ordinary bearer shares of the Company with a notional amount attributable to each ordinary bearer share of € 1.00 per share ("Shares"). These Shares are or may become issuable under the Virtual Restricted Stock Unit Program 2023 ("Plan").
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This legal opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.
I.Scope of Inquiry
For the purpose of rendering this legal opinion, we have examined and relied exclusively on the following documents ("Documents"):
(1)    a copy of the current articles of association (Satzung) of the Company with notarial certificate dated June 15, 2023 and as registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany ("Commercial Register") on June 20, 2023 ("Articles of Association");
(2)a copy of an electronic excerpt from the Commercial Register, docket number HRB 203542 B, relating to the Company dated August 15, 2023;
(3)a copy of the Plan;
(4)a copy of the minutes of the resolution of the management board dated August 14, 2023 on the adoption of the Virtual Restricted Stock Unit Program 2023;
(5)a copy of the minutes of the resolution of the supervisory board dated June 30, 2023 on the approval of the Virtual Restricted Stock Unit Program 2023;
(6)a copy of the minutes of the annual general shareholders’ meeting of the Company, held on August 14, 2023, which resolved on the creation of the Authorized Capital 2023/I (together with the resolutions under (4) and (5), "Resolutions"); and
(7)a copy of the Registration Statement.
II.Assumptions
For the purpose of rendering this legal opinion, we have assumed without further inquiry, investigations or searches of any facts to verify any of the following assumptions that:
(1)all documents submitted to us as a copy correspond to the respective original;
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(2)all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions;
(3)all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked;
(4)all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date until the date hereof;
(5)all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted,
(6)the Company will at all times have sufficient authorized or conditional share capital with the relevant authorization to waive any pre-emptive subscription rights;
(7)the management board and the supervisory board of the Company will duly pass the relevant resolutions for the issue of the Shares ("Board Resolutions") in accordance with the Articles of Association, the terms of the Plan, the Resolutions and applicable law;
(8)the Authorized Capital 2023/I, as resolved by the annual general shareholders’ meeting of the Company on August 14, 2023, will be registered with the Commercial Register;
(9)upon issue of any Shares, the Company will receive payment in cash and/or in kind of an issue price in accordance with the Plan, the Resolutions and applicable law; and
(10)that there will be no amendments to the authorized share capital of the Company which would adversely affect the issue of the Shares and the conclusions stated in this legal opinion.
III.Opinion
Based upon the review of the Documents and the assumptions referred to above and subject to (i) the qualifications, statements and limitations referred to below, and (ii) any facts, circumstances, events or documents not disclosed to us, and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:
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When the Company as a German stock corporation has issued the Shares against payment therefor under the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly issued, granted or awarded and exercised or vested in accordance with the requirements of law, the Resolutions, the Board Resolutions, the Articles of Association, and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and non-assessable.
We do not express any opinion on the Documents nor with respect to any other agreement or document or any matter unless specifically and expressly referred to in this section III. of this legal opinion.
IV.Qualifications
This legal opinion is subject to the following qualifications:
(1)As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
(2)This legal opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. The exclusive place of jurisdiction for any disputes arising under or in connection with this legal opinion is Frankfurt am Main, Germany. We do not assume any obligation to update this legal opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We are expressing no opinion as to the effect of the laws of any other jurisdiction than the laws of Germany.
(3)This legal opinion expresses and describes German legal concepts in English and not in their original language and form. Therefore, it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent German concepts under German law. Where we have included the relevant German expressions, these shall prevail over their English translation.
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(4)This legal opinion is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to Section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zugunsten Dritter) or rights for all benefit of third parties (Vertrag mit Schutzwirkung zugunsten Dritter) and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law.
(5)Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) ("AktG"), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.
(6)We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in the Registration Statement (including in documents incorporated into the Registration Statement by reference) or any documents provided to Plan participants with respect to the Shares or the Company.
(7)In this legal opinion, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).
(8)We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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Yours sincerely,
Noerr Partnerschaftsgesellschaft mbB

/s/ Dr. Julian Schulze De la Cruz
Rechtsanwalt

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